                                                       Exhibit 99

                      MARSHALL & ILSLEY CORPORATION
                         770 North Water Street
                       Milwaukee, Wisconsin  53202




                                             May 14, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

     Marshall & Ilsley Corporation ("M&I") has received a letter of representation from Arthur Andersen LLP ("Andersen") stating that Andersen's SAS 71 review of M&I's financial statements for the quarter ending March 31, 2002 was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the review and availability of national office consultation. No personnel at foreign affiliates of Andersen were required to conduct any portion of the review.

                                        Very truly yours,

                                        MARSHALL & ILSLEY CORPORATION

                                        /s/ Patricia R. Justiliano

                                        Patricia R. Justiliano
                                        Senior Vice President and
                                        Corporate Controller

MW615343_1.DOC